Exhibit 10.1

[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENTS HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.]

SPONSORED RESEARCH AGREEMENT

              This Sponsored Research Agreement (“Agreement”) is entered into as of the Effective Date by and between Cell Therapeutics, Inc., a Washington corporation with offices at 501 Elliot Avenue West, #400, Seattle, Washington 98119-4240 (“CTI”); and Hope Heart Institute, a Washington non-profit corporation with offices at 1710 E. Jefferson, Seattle, Washington 98122 (“The Hope”).

RECITALS

A.	The mission of The Hope is to advance the knowledge of heart and cardiovascular disease and treatment through laboratory research, clinical study, publication and community education.

B.	The mission of CTI is the treatment of cancer by developing safer, more effective cancer therapies.

C.

The parties have concluded that it would be in their mutual best interests to enter into this Agreement to further their respective missions by joint research and collaboration in the areas of cardiovascular and cancer research.

D.

In consideration of rights to be granted to CTI hereunder with respect to Pre-Existing Inventions and Pre-Existing Technology, and the options with respect to Hope Heart Inventions and Hope Heart Technology (all as defined below), CTI is willing to grant The Hope a warrant to purchase common stock of CTI.

E.

In consideration of the performance of the Research Program and the rights to be granted to CTI hereunder with respect to Sponsored Research Inventions and Sponsored Research Technology (all as defined below) CTI is willing to fund the Research Program.

F.

In consideration of rights to be granted to CTI hereunder with respect to Hope Heart Inventions and Hope Heart Technology (as defined below) for which CTI elects to receive a license, CTI is willing to pay certain running royalties as described herein.

AGREEMENT

          Now, therefore, in furtherance of the Recitals set forth hereinabove, the parties agree as follows:

            1.   DEFINITIONS

                   1.1     “Cardiovascular Disease Research” means non-commercial research related to the treatment of diseases of the cardiovascular system, and excludes Oncology and Supportive Care Applications.

                   1.2     “Effective Date” means November 13, 2002.

                   1.3     “Hope Heart Inventions” means any and all Inventions conceived or reduced to practice by or for Heart Hope during the term of this Agreement, but excluding the Sponsored Research Inventions.

                             (a)      “Hope Heart Oncology Inventions” means any and all Hope Heart Inventions that are useful in the field of Oncology and Supportive Care Applications.

                             (b)     “Hope Heart Non-Oncology Inventions” means any and all Hope Heart Inventions that are not useful in the field of Oncology and Supportive Care Applications.

                   1.4     “Hope Heart Technology” means any and all Technology prepared by or for Heart Hope during the term of this Agreement, but excluding the Sponsored Research Technology.

                             (a)     “Hope Heart Oncology Technology” means any and all Hope Heart Technology that is useful in the field of Oncology and Supportive Care Applications.

                             (b)     “Hope Heart Non-Oncology Technology” means any and all Hope Heart Technology that is not useful in the field of Oncology and Supportive Care Applications.

                   1.5     “Inventions” means any and all ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and any patents relating thereto.

                   1.6     “Net Sales” means amounts received by CTI or one of its affiliates for a Royalty-Bearing Product from an unaffiliated third party, less discounts; sales, use, tariff, import/export duties or other excise taxes; insurance, packaging and shipping; and allowances or credits to customers because of rejections or returns.

                   1.7     “Oncology and Supportive Care Applications” means the field of (a) oncology, including research, development, and commercialization of products and services for the treatment or diagnosis of all cancers (including carcinomas and sarcomas), and neoplastic conditions; and (b) supportive care applications, which includes without limitation care of manifestations of cancer, prevention and treatment of complications and side-effects of treatment and therapy, management of cancer, and palliative care.

                   1.8     “Patents” means patent applications and any United States, international and foreign patents issuing therefrom; and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

                   1.9     “Pre-Existing Inventions” means all Inventions conceived or reduced to practice by The Hope as of the Effective Date, including all Inventions embodied in the Pre-Existing Technology and any Inventions described in Schedule I.

                             (a)      “Pre-Existing Oncology Inventions” means all Pre-Existing Inventions useful in the field of Oncology and Supportive Care Applications.

                             (b)      “Pre-Existing Non-Oncology Inventions” means all Pre-Existing Inventions not useful in the field of Oncology and Supportive Care Applications.

                   1.10   “Pre-Existing Technology” means the Technology described in Schedule I or any other Technology delivered to CTI under Section 2.5.

                             (a)      “Pre-Existing Oncology Technology” means all Pre-Existing Technology useful in the field of Oncology and Supportive Care Applications.

                             (b)      “Pre-Existing Non-Oncology Technology” means all Pre-Existing Technology not useful in the field of Oncology and Supportive Care Applications.

                   1.11   “Royalty-Bearing Products” means products that would, but for the license granted in Section 4.5, infringe a valid claim of a Patent claiming a Hope Heart Oncology Invention in the country in which such product is sold.

                   1.12   “Sponsored Research Inventions” means any and all Inventions conceived or reduced to practice during the course of the Research Program.

                   1.13   “Sponsored Research Technology” means any and all Technology prepared during the course of the Research Program.

                   1.14   “Sublicensing Royalties” means amounts received by CTI or one of its affiliates for licenses to make, use, or sell Royalty-Bearing Products granted to non-affiliates, less taxes and any other expenses, such as license fees payable to non-affiliated third parties, legal and patent prosecution expenses, enforcement and collection expenses, and audit fees.  In the event CTI licenses the Hope Heart Oncology Inventions along with other technology or intellectual property, CTI may allocate, in a reasonable manner, a portion of such amounts to such other technology or intellectual property.

                   1.15   “Technology” means all tangible materials embodying works of authorship, notes, designs, drawings, reports, data, technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, or data; and all information contained therein.

          2.     RESEARCH SERVICES AND COMPENSATION

                   2.1    Project Description.  The Hope shall perform for CTI the research described in Exhibit A (“Research Program”).

                   2.2    Consideration.  In consideration of the rights granted hereunder CTI shall pay The Hope the compensation set forth in Exhibit A for the performance of the Research Program.

                   2.3    Royalties.  In consideration of the rights granted to CTI under Section 4.5, CTI shall pay to The Hope, no later than 60 days after the end of each quarter, a running royalty of:

                             (a)      *** % of Net Sales of Royalty-Bearing Products.

                             (b)     *** % of Sublicensing Royalties.

                   2.4    Warrant.  CTI shall grant The Hope a warrant to purchase up to 100,000 shares of common stock of CTI pursuant to a Warrant, the form of which is attached hereto as Exhibit B (the “Warrant”).

                   2.5    Delivery of Pre-Existing Technology. On or before 10 days after the Effective Date, The Hope shall deliver to CTI copies of the Pre-Existing Oncology Technology.

          3.     RESEARCH COMMITTEE AND OPERATIONS.

                   3.1    Committee.  The parties shall convene a Joint Research Committee (“Committee”) to (i) oversee the performance of this Agreement and the relationship between the parties, (ii) discuss the current research being conducted by the parties, and possible opportunities for contracting, joint research and collaboration, and (iii) resolve any disputes arising out of this Agreement.

                   3.2    Members.  The parties shall select members for the Committee as follows: the Committee will be comprised of an equal number of representatives from each of the parties.  Each party may select its own members.  Either party may replace its members at any time, upon written notice to the other party.

                   3.3    Meetings. The parties shall co-operate to agree upon locations and times (no less than two times per year) for meetings of the Committee.  Each party, on a rotating basis, shall (a) provide a location suitable for the Committee to meet, (b) notify the other party of the time and location of the meeting, and (c) prepare minutes of the meeting and distribute such minutes for the Committee’s approval. Each party will be responsible for any expenses of its

*** CONFIDENTIAL TREATMENT REQUESTED

members associated with attendance of Committee meetings. Committee members may participate in any such meeting in person, by telephone, or, if practical, by videoconference.

                   3.4    Decision Making.  Any meeting of the Committee must involve no less than a quorum of members, which means a majority of the members of the Committee, including at least one member representing each party.  Decisions of the Committee must be made by unanimous approval.  If the Committee is unable to make a decision, or if a dispute otherwise arises under this Agreement, it should be referred to the CEO of each of the parties for resolution, and such persons shall use their best efforts to resolve the matter for no less than thirty (30) days.

                   3.5    Publication.  The Parties recognize that as a nonprofit, IRC 501(c)(3) tax-exempt organization and recipient of U.S. Public Health Department funding, The Hope actively publishes the results of its research.  Therefore, notwithstanding Section 5 (Confidentiality), The Hope may publish the results of the Research Program with CTI’s prior written approval.  In addition, The Hope shall submit to the Committee any manuscript proposed for publication that contains or embodies any Hope Heart Oncology Technology, Pre-Existing Oncology Technology, or Sponsored Research Technology.  In the event CTI believes patentable subject matter is disclosed in the proposed manuscript it shall, within 30 days after its receipt thereof, so notify The Hope (“Publication Delay Notice”).   In the event CTI delivers a Publication Delay Notice, The Hope shall withhold submission of the manuscript for publication and any other disclosure until the sooner of (a) 60 days after the date of the Publication Delay Notice, and (b) the date CTI files a patent application thereon.

                   3.6    Grant Proposals.  Further, the parties recognize the value of The Hope actively pursuing and obtaining peer-reviewed funding such as National Institutes of Health and American Heart Association grants.   CTI and The Hope shall seek to identify possible opportunities to jointly engage in submission of such grant proposals.  Each grant proposal will be deemed the Confidential Information of each of the parties until the Committee agrees to release such proposal for submission to the applicable potential funder.  However, the foregoing will not be deemed to prohibit The Hope from seeking such funding without CTI’s participation.

                   3.7    Cooperation.  CTI and The Hope shall use commercially reasonable efforts to cooperate to seek opportunities to mutually improve their administrative and research operations in areas including the shared use of facilities, equipment, services and personnel.

          4.     OWNERSHIP AND LICENSES

                   4.1    License to Pre-Existing Inventions and Technology. The Hope hereby grants to CTI an irrevocable, fully-paid-up, sublicenseable right:

                             (a)     under all of The Hope’s rights in the Pre-Existing Oncology Inventions, to make, have made, use, offer for sale, sell, and import any products and practice any methods related to the Pre-Existing Oncology Inventions; and

                              (b)      under all of The Hope’s rights in the Pre-Existing Oncology Technology, the right to reproduce, distribute, prepare derivative works of, publicly perform and publicly display any Pre-Existing Oncology Technology.

The foregoing licenses will be exclusive, even as to The Hope.

                   4.2    Ownership of Sponsored Research Inventions and Technology.  As between the parties, CTI will own all right, title and interest in the Sponsored Research Inventions and Sponsored Research Technology.  The Hope hereby transfers and assigns to CTI and shall assign to CTI all right, title and interest in and to the Sponsored Research Technology and Sponsored Research Inventions and all intellectual property rights therein.

                   4.3    Grant Back of Rights for Sponsored Research Inventions and Technology. CTI hereby grants to The Hope, under the rights assigned to CTI under Section 4.2, an irrevocable, fully-paid-up, non-sublicenseable, non-transferable right:

                              (a)     to make and use any products and practice any methods related to the Sponsored Research Inventions; and

                              (b)      under all of CTI’s rights in the Sponsored Research Technology, the right to use, reproduce and prepare derivative works of any Sponsored Research Technology.

The foregoing licenses will be non-exclusive and limited to the field of Cardiovascular Disease Research.  For avoidance of doubts, the foregoing licenses do not grant The Hope any right to sell or distribute products embodying any Sponsored Research Invention or Sponsored Research Technology.  If The Hope wishes to use any Sponsored Research Inventions or Sponsored Research Technology outside the field of Oncology and Supportive Care Applications, CTI may, in its sole and absolute discretion, grant to The Hope certain rights to allow The Hope to use or sublicense the Sponsored Research Inventions or Sponsored Research Technology, according to terms to be mutually agreed.

                   4.4    Right of First Refusal for Non-Oncology Inventions and Technology.  The Hope shall not during the term of this Agreement grant to any third party any license to Hope Heart Non-Oncology Inventions, Hope Heart Non-Oncology Technology, Pre-Existing Non-Oncology Inventions or Pre-Existing Non-Oncology Technology or any Patents related thereto, without offering CTI an right of first refusal, as follows.   The Hope shall disclose each such Invention and all related Technology to CTI for review whether such Invention or Technology is useful in the field of Oncology and Supportive Care Applications (i.e. that it should actually be Hope Heart Oncology Technology, a Hope Heart Oncology Invention, a Pre-Existing Oncology Invention or Pre-Existing Oncology Technology) .  CTI shall then, within 30 days, make such determination in good faith, and may :

                             (a)     confirm that such Invention or Technology is not useful in the field of Oncology and Supportive Care Applications, in which case The Hope shall be free to practice such Inventions and Technology for its own account or enter into agreements with third parties relating to such Inventions and Technology; provided, however, that CTI will have the right to offer a proposal to license such Inventions or Technology outside of the field of Oncology and Supportive Care Applications on terms and conditions as favorable to, or more favorable to, The Hope as  those proposed by such third party, in which case The Hope will be obligated to accept such offer in lieu of a license to such third party, or

                             (b)     determine that such Invention or Technology is useful in the field of Oncology and Supportive Care Applications, in which case such Inventions and Technology will be deemed Hope Heart Oncology Inventions and Hope Heart Oncology Technology, and CTI may exercise the licenses granted in Section 4.5 and shall pay the royalties with respect thereto described in Section 2.3.

                             (c)     CTI shall at all times use commercially reasonable efforts to develop and commercialize all Hope Heart Oncology Technology and Hope Heart Oncology Inventions.

                             (d)     In the event that there is a dispute as to whether any such Technology or Inventions are useful in the field of Oncology and Supportive Care Applications, CTI shall provide a reasonable basis for its determination, and such matter will be resolved by the Committee.  If the Committee is unable to resolve such dispute, the parties may resolve such dispute as described in Section 7.7.

                   4.5    Exclusive License to Hope Heart Oncology Inventions and Hope Heart Oncology Technology.  The Hope hereby grants to CTI an irrevocable, sublicenseable right:

                            (a)     to make, have made, use, offer for sale, sell, and import any products and practice any methods related to the Hope Heart Oncology Inventions; and

                            (b)      to reproduce, distribute, prepare derivative works of, publicly perform and publicly display any Hope Heart Oncology Technology.

               The foregoing licenses will be exclusive, even as to The Hope.  However, The Hope reserves the right to make and use any products and practice any methods related to the Hope Heart Oncology Inventions; and use, reproduce and prepare derivative works of any Hope Heart Oncology Technology; provided that such reservations are limited to the field of Cardiovascular Disease Research, and do not include the right to sell or distribute products embodying any Hope Heart Oncology Invention or Hope Heart Oncology Technology.  If The Hope wishes to use any Hope Heart Oncology Inventions or Hope Heart Oncology Technology outside the field of Oncology and Supportive Care Applications, CTI may, in its sole and absolute discretion, grant to The Hope certain rights to allow The Hope to use or sublicense the Hope Heart Oncology Inventions or Hope Heart Oncology Technology, according to terms to be mutually agreed.

                   4.6    Further Assurances.  The Hope shall obtain appropriate written agreements from all personnel involved in the Research Program, such agreements to require that all Inventions and Technology shall be reported promptly and assigned to The Hope.  The Hope shall ensure that personnel performing the Research Program will not collaborate with others not employed by The Hope (other than CTI) in performing the Research Program, without CTI’s prior written consent.  Upon request by CTI at any time, and at CTI’s cost and expense, The Hope shall execute all documents and instruments and do all other things deemed necessary or useful by CTI in establishing, perfecting, protecting, prosecuting, defending and enforcing the rights assigned to CTI hereunder.

                   4.7    Prosecution Rights.  CTI will have the sole right, but not the obligation, to, at its own expense, prosecute any Patent claiming any Pre-Existing Invention, Sponsored Research Invention, or any Hope Heart Oncology Invention.  The Hope hereby irrevocably designates CTI and its agents as The Hope’s agents and its attorneys-in-fact to act for and on its behalf and instead of it, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of Patents.  CTI shall consult with The Hope regarding the prosecution of any such Patent applications by providing The Hope a reasonable opportunity to review and comment on all proposed submissions to any patent office before submittal; provided, however, that CTI shall have no obligation to implement or incorporate any such comments other than to consider them in good faith.  In the event The Hope wishes CTI to prosecute such a Patent outside the Field of Oncology and Supportive Care Applications, The Hope may request that CTI do so, and CTI may determine, in its reasonable discretion, whether it wishes to do so.  If CTI declines to do so, the parties shall cooperate to allow The Hope to prosecute such Patent at its own expense.   The Hope shall, and shall cause its agents and employees to, furnish CTI with all documents and other assistance, as such may be necessary, for the prosecution of each application.

                   4.8    Warranties.  The Hope hereby represents and warrants that: (a) all Technology delivered hereunder will be the original work of The Hope; (b) all Technology provided by The Hope hereunder and the use thereof as contemplated hereunder will not infringe the copyright or trade secret of any third party; (c) to the best of The Hope’s knowledge, all Technology provided by The Hope hereunder will not infringe the patent rights of any third party; and (d) The Hope has the right to grant the licenses granted herein, and has not entered into any agreement or license that would conflict with the licenses granted herein.  The foregoing will not be deemed to be a warranty of validity of any Patent. The Hope hereby represents and warrants that The Hope has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude The Hope from complying with the provisions hereof.  The Hope shall not enter into any such conflicting agreement during the term of this Agreement.  CTI acknowledges that The Hope may from time to time wish to enter into sponsored research or technology development agreements with private entities or U.S. governmental entities that allow such entities to own or reserve rights in developed technology.  If The Hope wishes to do so in a fashion that would render it unable to grant exclusive rights in Hope Heart Oncology Inventions or Hope Heart Oncology Technology as required herein, The Hope shall advise CTI prior to entering into such agreement, and the parties shall cooperate in good faith to agree on terms and conditions relating to such technology, in a manner that would best effectuate the intent of the parties hereunder.

          5.     CONFIDENTIALITY

                   5.1     Definition.  “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by one party to the other either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.  Confidential Information does not include information that: (i) is known to the receiving party at the time of disclosure to the receiving party by the disclosing party as evidenced by written records of the receiving party; (ii) has become publicly known and made generally available through no wrongful act of the receiving party; or (iii) has been received by the receiving party from a third party who is authorized to make such disclosure.

                   5.2     Non-Use and Non-Disclosure by The Hope.  The Hope shall not, during or subsequent to the term of this Agreement, use CTI’s Confidential Information for any purpose whatsoever other than the performance of the Research Program or disclose CTI’s Confidential Information to any third party.  The parties acknowledge that CTI’s Confidential Information will remain the sole property of CTI.  The Hope shall take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee or consultant of The Hope, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions substantially similar to this Section 5.

                   5.3     Non-Disclosure by CTI.  CTI shall not, during or subsequent to the term of this Agreement, disclose The Hope’s Confidential Information to any third party other than in connection with the exercise of the licenses granted to CTI hereunder.  The parties acknowledge that such Confidential Information will remain the sole property of The Hope.  CTI shall take all reasonable precautions to prevent any unauthorized disclosure of The Hope’s Confidential Information including, but not limited to, having each employee or consultant of CTI, if any, with access to any of The Hope’s Confidential Information, execute a nondisclosure agreement containing provisions substantially similar to this Section 5.

                   5.4     Return of Materials.  Upon the termination of this Agreement, or upon CTI’s earlier request, (a) The Hope shall deliver to CTI all of CTI’s property or Confidential Information that The Hope may have in The Hope’s possession or control; and (b) CTI shall deliver to The Hope all of The Hope’s property or Confidential Information that CTI may have in CTI’s possession or control, except as reasonably necessary to continue to exercise the licenses granted to CTI hereunder.

          6.     TERM AND TERMINATION

                   6.1     Term.  This Agreement will commence on the Effective Date and will continue until the earlier of:  (i) 24 months after the date the parties agree in writing on a detailed scope for the Research Program (which the parties do not anticipate to occur prior to January 1, 2003); and (ii) termination as provided below. The term may be extended by written agreement between CTI and The Hope.

                   6.2     Termination at Will.  CTI may terminate this Agreement or any Research Program without cause upon giving thirty (30) days prior written notice thereof to The Hope. Any such termination under this Section 6.2 shall be effective thirty (30) days from the date of the written notice to the Hope.  If CTI terminates this Agreement under this Section 6.2, CTI shall pay The Hope the fees for any work performed before the effective date of termination pursuant to the fee schedule therefor on a pro-rata basis..

                   6.3     Termination for Cause by CTI.  CTI may terminate this Agreement upon sixty (60) days written notice if The Hope refuses to or is unable to perform the Research Program or is in material breach of any provision of this Agreement and such breach is not cured within such sixty (60) day period. Any such termination under this Section 6.3 shall be effective sixty (60) days from the date of written notice to the Hope, provided that the Hope fails to cure within the sixty (60) day period.  For avoidance of doubt, if The Hope makes changes in the personnel performing the Research Program, and the parties are unable to agree on substitute personnel, such changes will be deemed a material breach. If CTI terminates this Agreement under this Section 6.3, CTI shall pay The Hope the fees for any work properly performed before the effective date of termination pursuant to the fee schedule therefor on a pro-rata basis.

                   6.4     Termination for Cause by the Hope.    The Hope may terminate this Agreement upon sixty (60) days written notice if CTI is in material breach of any provision of this Agreement and such breach is not cured within such sixty (60) day period. Any such termination under this Section 6.4 shall be effective sixty (60) days from the date of written notice to CTI, provided that CTI ails to cure within the sixty (60) day period.  If The Hope terminates this Agreement pursuant to this Section 6.4, CTI shall pay The Hope fees for any work performed before the effective date of termination pursuant to the fee schedule therefor on a pro-rata basis..

                   6.5     Survival.  Upon termination all rights and duties of the parties toward each other will cease except:  (a) CTI shall pay, within thirty (30) days after the effective date of termination, all amounts owing to The Hope for any Research Program completed prior to the termination date in accordance with the provisions of Section 2 (Research Services and Compensation); and (b) Sections 5 (Confidentiality), 3 (Ownership and Licenses), and 7 (Miscellaneous) will survive termination of this Agreement.

                   6.6     Licenses.  All licenses granted herein are irrevocable.  Notwithstanding anything to the contrary herein, no breach of this Agreement will entitle either party to terminate or rescind the licenses granted herein, or entitle either party to injunctive or other equitable relief to terminate such licenses, it being agreed that the licensor’s sole remedy, if any, in the event of a breach will be an action for damages.

          7.    MISCELLANEOUS

                   7.1     Nonassignment/Binding Agreement. The parties acknowledge that the unique nature of The Hope’s services are substantial consideration for the parties’ entering into this Agreement.  Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by The Hope, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of CTI, which consent will not be unreasonably withheld.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void. CTI may assign this agreement or the rights granted to it hereunder to any party that agrees in writing to be bound in connection with a merger, acquisition, or sale of all or substantially all of its assets related to this Agreement, upon notice to The Hope.  Any other assignment by CTI of this Agreement may be made only with the prior written consent of The Hope, which consent will not be unreasonably withheld.

                   7.2     Notices.  Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be:  (a) delivered in person; (b) sent by first class registered mail, or air mail, as appropriate; or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address set forth in the preamble to this Agreement.  Either party may change its address for notice by notice to the other party given in accordance with this Section.  Notices will be considered to have been given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

                   7.3     Waiver.  Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

                   7.4     Severability.  If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement.  If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

                   7.5     Integration.  This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.  Without limiting the foregoing, the terms of this Agreement will supersede the Confidential Disclosure Agreement signed by the parties dated September 19, 2003.  No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

                   7.6     Counterparts.  This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

                   7.7     Governing Law.  This Agreement will be interpreted and construed in accordance with the laws of the State of Washington and the United States of America, without regard to conflict of law principles.

                             (a)      Escalation.  If the parties are unable to resolve any dispute arising out of this Agreement between themselves, either party may, upon written notice to the other, submit such dispute to the parties’ chief executive officers, who shall meet to attempt to resolve the dispute by good faith negotiations.  In the event the parties are unable to resolve such dispute within thirty (30) days after such notice is received, either party may proceed with any other dispute resolution procedure available under this Agreement.

                             (b)      Jurisdiction.  All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in Kings County, Washington, and each party hereby consents to the personal jurisdiction thereof.

                   7.8     Independent Contractors. It is the intention of the parties that The Hope is an independent contractor.  Nothing in this Agreement will in any way be construed to constitute The Hope or any of its employees as an agent, employee or representative of CTI.

                   7.9     Indemnity

                             (a)     By The Hope.  The Hope shall indemnify and hold harmless CTI from any losses, liabilities, damages, claims, payments, liens, judgments, demands, costs and expenses (including reasonable attorney’s fees) (“Claims”) arising out of any act or omission of The Hope, or The Hope’s performance or breach of this Agreement, including without limitation Claims alleging infringement or misappropriation of third party intellectual property rights arising from facts that compose a breach of the warranties of The Hope set forth in Section 4.8. The Hope further shall indemnify and hold harmless CTI and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney’s fees and other legal expenses, arising directly or indirectly from:  (i) any negligent, reckless or intentionally wrongful act of The Hope or The Hope’s assistants, employees or agents; (ii) a determination by a court or agency that The Hope is not an independent contractor; or (iii) any breach by The Hope or The Hope’s assistants, employee or agents of any of the covenants contained in this Agreement.

                             (b)     By CTI.  CTI shall indemnify and hold harmless The Hope from any Claims arising out CTI’s activities and business practices in manufacturing and selling products under the licenses granted herein, other than those Claims covered by Section 7.9(a).

                             (c)     Procedures.  The obligations of each party set forth in this Section 7.9 (“Indemnitor”) will be subject to the other party (“Indemnitee”) promptly notifying Indemnitor of any Claim, allowing Indemnitor sole control of the defense, and cooperating with such defense at Indemnitor’s expense.  Indemnitee shall have the right, but not the obligation, to be represented by counsel of its choice and to participate in the defense of the claim; provided, however, that the expense of such counsel and such participation shall be borne by Indemnitee; and provided, further, that the Indemnitee shall not settle any such claim without the prior written consent of  Indemnitor.

The parties have executed this Agreement below to indicate their acceptance of its terms.

HOPE HEART INSTITUTE		CELL THERAPEUTICS, INC

By:	/s/ PHILIP M. NUDELMAN	By:	/s/ JAMES BIANCO

Print Name:	Philip M. Nudelman	Print Name:	James A. Bianco

Title:	President and CEO	Title:	President and CEO

Exhibit A

Project Description

          Research to be performed by The Hope:

          Description to be finalized no later than 90 days after Effective Date.

          A. Principal Investigator.  The Research Program will be under the direction of *** (the “Principal Investigator”).  The Research Program may be modified from time to time with the written consent of CTI, the Principal Investigator and The Hope.

          B. Records.  The Hope shall keep accurate scientific records relating to the Research Program and will make such records available to CTI or CTI’s authorized representative throughout the term of this Agreement during normal business hours upon reasonable notice.  It is understood that such records must include detailed, witnessed laboratory notebooks sufficient to document any inventions made in the course of the Research Program.  Upon request by CTI and at CTI’s expense, The Hope shall promptly provide copies of all such materials to CTI.

          C. Review.  To ensure that such activities remain coordinated, CTI shall meet or consult with the Principal Investigator periodically to establish and revise priorities for work to be performed under the Research Program, including the research experiments and other steps to be taken by Principal Investigator in pursuit of those priorities.  Unless otherwise agreed, such meetings or consultations shall take place on CTI’s request not more than once per calendar quarter, and the Principal Investigator shall conduct the Research Program in all respects in accordance with the priorities and steps so established by CTI.

          D. Reports.  The Principal Investigator shall submit to CTI no later than 30 days after the end of each calendar quarter a written technical report summarizing the research and results obtained therefrom during the prior three month period relating to research in connection with the Research Program.  Within 60 days after the expiration or termination of this Agreement, the Principal Investigator shall submit to CTI a final written technical report of all activities undertaken and all accomplishments achieved in connection with the Research Program.

          E. Compensation.  CTI will pay The Hope $15,000 per month during the term of the Research Program, which will commence when the parties agree on a detailed description for such program (but which the parties do not anticipate to occur prior to January 1, 2003), and will end when the term of this Agreement ends.  Such detailed description may include additional funding, up to $*** per month, if so agreed in writing by the Committee.  The Hope

*** CONFIDENTIAL TREATMENT REQUESTED

acknowledges that CTI will not be obligated to provide more than $*** per month in funding.  The Hope will invoice CTI for each payment no sooner than 15 days after the first day of the month during which the Research Program is in progress.

HOPE HEART INSTITUTE		CELL THERAPEUTICS, INC.

By:	/s/ PHILIP M. NUDELMAN	By:	/s/ JAMES BIANCO

Print Name:	Philip M. Nudelman	Print Name:	James A. Bianco

Title:	President and CEO	Title:	President and CEO

*** CONFIDENTIAL TREATMENT REQUESTED

Exhibit B

Warrant

EXECUTION COPY

THIS WARRANT AND THE UNDERLYING SHARES HEREOF HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS.  SUCH SECURITES MAY NOT BE SOLD, OFFERED FOR SALE, PLEGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

STOCK PURCHASE WARRANT

For Purchase of Shares of Common Stock of

CELL THERAPEUTICS, INC.

          THIS CERTIFIES THAT The Hope Heart Institute, a Washington nonprofit corporation (“Hope”) is entitled, subject to the terms and conditions set forth in this Warrant, to purchase from Cell Therapeutics, Inc., a Washington corporation (“CTI”), up to one hundred thousand (100,000) (the “Total Exercise Number”) shares of Common Stock of CTI (the “Common Stock”), at a per share exercise price equal to $10.00 (the “Exercise Price”) at any time during the Exercise Period upon payment in full of the Exercise Price.  This Warrant is issued in connection with a Sponsored Research Agreement between Hope and CTI dated as of November 13, 2002 (the “Sponsored Research Agreement”).

          Section 1.     Exercise of Warrant.  The purchase rights granted hereunder may be exercised by Hope, in whole or in part, by surrender of a duly executed exercise notice in the form attached hereto as Exhibit A at the principal office of CTI, and by payment to CTI by Cash Exercise or Net Issuance Exercise (as defined below) with respect to the aggregate Exercise Price of the shares being purchased.  The term of the Warrant and the right to purchase Common Stock as described herein will expire on November 13, 2007 (the “Exercise Period”).

          Section 2.     Method of Exercise.

                               (a)     Cash Exercise.   The Warrant may be exercised at any time during the Exercise Period, by the presentation and surrender of this Warrant together with the duly executed Election to Purchase in the form attached hereto, which specifies an exercise date (the “Date of Exercise”), at the principal office of CTI (or at such other address as CTI may designate by notice in writing to the holder hereof at the address of such holder appearing on the books of CTI), and upon full payment to CTI of the Exercise Price by wire transfer or certified or official bank check or the equivalent thereof acceptable to CTI; or

                               (b)     Net Issue Exercise.  In lieu of exercising the Warrant by payment of wire transfer or certified or official bank check, Hope may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of CTI (or at such other address as CTI may designate by notice in writing to the holder hereof at the address of such holder appearing on the books of CTI), together with the duly executed Election to Purchase in the form attached hereto, in which event CTI shall issue to Hope a number of shares of Common Stock computed using the following formula:

Y (A – B)
X = A

Where:	X =	The number of shares of Common Stock to be issued to Hope;

	Y =	The number of Shares for which the Warrant is then being exercised;

	A =	The fair market value as reported by the Nasdaq National Market of one share of the Common Stock one (1) trading day prior to Exercise Date;

	B =	The Exercise Price.

          Certificates for shares purchased hereunder shall be delivered to within a reasonable time after the date on which the Warrant shall have been exercised as aforesaid, provided, however, that the time of delivery may be postponed by CTI for such period as may be required for it with reasonable diligence to comply with any requirements of law.  CTI at the time of exercise will require in addition that Hope deliver an investment representation in form acceptable to CTI, and CTI will place a legend on the certificate for such Common Stock restricting the transfer of same.  At no time shall CTI have any obligation or duty to register under the Securities Act of 1933 (the “1933 Act”) the Common Stock issuable upon exercise of the Warrant.

          Section 3.     Adjustments to Exercise Price and Number of Shares.  The Exercise Price and number of shares of Common Stock purchasable pursuant to the exercise of the Warrant shall be subject to adjustment from time to time as follows:

                               (a)      Adjustment for Combinations or Consolidations of Common Stock.  In the event CTI, at any time or from time to time after the date hereof, effects a subdivision or capital reorganization of its outstanding Common Stock for a greater or lesser number of shares, then and in each such event the Total Exercise Number and the Exercise Price shall be adjusted proportionately such that Hope is entitled to purchase the same percentage of all shares of CTI’s outstanding capital stock then issued and issuable for the same aggregate consideration as such Holder was entitled to purchase immediately prior to such event.

                               (b)      Adjustment for Certain Dividends and Distributions.  In the event CTI at any time or from time to time after the date hereof shall pay a dividend payable in Common Stock of CTI, or otherwise make a distribution of Common Stock to its shareholders, then the Exercise Price shall be adjusted, from and after the record date of such dividend or the date of such distribution, to that price determined by multiplying the Exercise Price by a fraction,

                                         (i)     the numerator of which shall be the total number of shares of capital stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                                         (ii)     the denominator of which shall be the number of shares of capital stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of capital stock to be issued;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this Section 5(b) as of the time of actual payment of such dividend or distribution.  Hope shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

                               (c)      Number of Shares.  Upon any adjustment of the Exercise Price pursuant to Section 3(b) hereof, Hope shall thereafter (until another such adjustment) be entitled to purchase, at the new Exercise Price, the number of shares, calculated to the nearest full share, obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the new Exercise Price resulting from such adjustment.

          Section 4.     Restricted Stock.  Unless and until otherwise permitted by this Section, each certificate representing Common Stock initially issued upon the exercise of the Warrant (a “Stock Certificate”), and each certificate for Common Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

          Section 5.     Fractional Shares.  CTI shall not be required to issue a fractional share of stock upon any exercise of the Warrant.  As to any final fraction of a share that Hope would otherwise be entitled to purchase upon exercise of the Warrant, CTI shall, if it does not issue a fractional share, pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the Exercise Price per share of Common Stock.

          Section 6.     Exchange and Replacement of Warrant.  In the event of loss, theft or destruction of the Warrant, CTI will make and deliver a new Warrant of like tenor, in lieu of such Warrant, upon receipt by CTI of evidence reasonably satisfactory to it of such loss, theft, or destruction and indemnity or security reasonably satisfactory to it, and reimbursement to CTI of all reasonable expense incidental thereto.  In the case of mutilation of the Warrant and upon surrender and cancellation of such Warrant, CTI will make and deliver a new Warrant of like tenor, in lieu of such Warrant.

          Section 7.     No Rights As Shareholders Prior to Exercise of Warrant.  Prior to any exercise, Hope shall not be entitled to any rights of a shareholder of CTI with respect to the Common Stock for which the Warrant may then be exercisable, including without limitation the right to vote, to receive dividends or other distributions or to exercise any preemptive rights and shall not be entitled to receive any notice of any proceedings of CTI except as provided herein.

          Section 8.     Stock Fully Paid; Reservation of Shares.  All of the shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be duly and validly issued, fully paid and nonassessable.  During the Exercise Period, CTI shall at all times have authorized and reserved for issuance sufficient shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

          Section 9.     Representations and Covenants of Hope.  This Warrant has been entered into by CTI in reliance upon the following representations and covenants of Hope:

                               (a)             Investment Purpose.  The right to acquire the Common Stock issuable upon exercise of Hope’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and Hope has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.  Upon exercise of this Warrant, Hope shall, if so requested by CTI, confirm in writing, in a form satisfactory to CTI, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale.

                               (b)             Private Issue.  Hope understands (i) that the Common Stock issuable upon exercise of the Warrant Certificates is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that CTI’s reliance on such exemption is predicated on the representations set forth in this Section 9.

                               (c)             Financial Risk.  Hope has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

                               (d)             Risk of No Registration.  Hope understands that it may be required to hold such securities for an indefinite period.  Hope also understands that any sale of its rights to purchase Common Stock which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

          Section 10.     General.

                               (a)      Notice.  Any notice required to be given pursuant to the terms and provisions of this Agreement shall made in accordance with the Notice provisions of the Sponsored Research Agreement.

                               (b)      Assignment and Transferability. This Warrant may be assigned or transferred by Hope only with the prior written approval of CTI.

                               (c)      Headings and Interpretation.  The headings of the various sections of this Agreement are inserted for convenience only and do not, expressly or by implication, limit, define or extend the specific terms of the section so designated.

                               (d)      Governing Law.  The validity, enforceability, and interpretation of this Agreement shall be determined and governed by the internal laws of the State of Washington (and not the law of conflicts).

          IN WITNESS WHEREOF, CTI has caused this Warrant to be duly executed and delivered by its duly authorized officer as an instrument under seal as of the date of first above written.

CELL THERAPEUTICS, INC.

By:	/s/ JAMES BIANCO

James A. Bianco President and Chief Executive Officer

EXHIBIT A

ELECTION TO PURCHASE

TO:	Cell Therapeutics, Inc. (“CTI”)
501 Elliott Avenue West
Suite 400
Seattle, WA 98119

              1.     The undersigned, owner of the accompanying Warrant, hereby irrevocably exercises the option to purchase ____ shares of Common Stock of CTI pursuant to the terms of the attached Warrant.

              2.     Method of Exercise (Please initial the applicable blank):

—

The undersigned elects to exercise the attached Warrant by means of payment by wire transfer or certified or official bank check, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

—	The undersigned elects to exercise the attached Warrant by means of the net issue exercise provisions of Section 2(b) of the Warrant.

              3.     Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Federal ID Tax Number or Social Security Number)

(Date of Exercise (must be at least fifteen days after the date of this Notice))

              4.     The undersigned hereby represents and warrants that the aforesaid shares of Warrant Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and all representations and warranties of the undersigned set forth in Section 9 of the attached Warrant are true and correct as of the date hereof.

(Signature)

(Title)

(Date)

2